Calculation of Filing Fee Tables
S-8
BYLINE BANCORP, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	1,697,594	$ 33.015	$ 56,046,065.91	0.0001381	$ 7,739.96
2	Equity	Common Stock	Other	200,000	$ 33.015	$ 6,603,000.00	0.0001381	$ 911.87
Total Offering Amounts:						$ 62,649,065.91		$ 8,651.83
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,651.83
Offering Note
[1]	(1) Represents shares of Common Stock reserved for issuance and issuable under the Byline Bancorp, Inc. 2026 Omnibus Incentive Compensation Plan. (2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, on the basis of the average of the high and low trading prices ($33.28 and $32.75, respectively) of the Common Stock on May 28, 2026, as reported on the New York Stock Exchange.

[2]	(1) Represents shares of Common Stock reserved for issuance and issuable under the Byline Bancorp, Inc. Employee Stock Purchase Plan. (2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, on the basis of the average of the high and low trading prices ($33.28 and $32.75, respectively) of the Common Stock on May 28, 2026, as reported on the New York Stock Exchange.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources